Constitution Mining Signs Agreement to Expand Peruvian Gold Sands Project

Lima, Peru – January 26, 2010 - Constitution Mining Corp. (CMIN.OB) announces it has signed an option to acquire an additional 79 square kilometers (30.5 square miles) of mining concessions in Peru, thereby increasing the Company’s overall land position in the area to 461 square kilometers (178 square miles).  The newly optioned properties extend both the southern and northern property boundaries of CMIN’s existing Gold Sands project.

Constitution Mining CEO, Dr. Michael Stocker stated, “After completing a detailed assessment of recent geological results reported by teams exploring in the northern and southern regions of our existing property package, we determined it to be in Constitution’s best interest to immediately secure both the northern and southern extensions to our Gold Sands project.”

Dr. Stocker continued, “Current exploration results, in combination with previously completed work, continue to indicate the potential of our Gold Sands project to host what we believe are significant layers of alluvial gold deposits, stretching from the mouth of the Manseriche gorge for tens of kilometers south. Today we secured what we believe may be one of the richest concessions in the entire Gold Sands district – the northern extension to our existing property - which runs right up into the mouth of the gorge where the heavier concentrations of gold nuggets are believed to be located.”

Terms of The Deal

On January 25th 2010, the Effective Date, Constitution Mining (“CMIN”) entered into a Mineral Right Option Agreement with Temasek Investments Inc. (“Temasek”) to acquire three separate options from Temasek, in certain mineral rights in Peru (the “Mineral Rights”), thus potentially resulting in our acquisition of 100% of the Mineral Rights.

On signing, CMIN agreed to issue, within 30 business days from the Effective Date, 500,000 shares of our common stock to Temasek.  CMIN may exercise the initial option to acquire a thirty-three percent (33%) interest in the Mineral Rights by paying $250,000 and issuing 1,000,000 shares of our common stock to Temasek within twelve (12) months from the Effective Date.

CMIN may exercise the second, thirty-three percent (33%) option, which would result in its acquisition of a 66% interest in the Mineral Rights, within twenty-four (24) months of the Effective Date, by paying an additional $1,000,000 and issuing 1,000,000 additional shares of its common stock to Temasek.

CMIN may exercise the final, thirty-four percent (34%) option, which would result in its acquisition of a 100% interest in the Mineral Rights, within thirty-six (36) months of the Effective Date, by paying an additional $2,000,000 and issuing 2,000,000 additional shares of our common stock to Temasek.

If and when CMIN completes the acquisition of a 100% interest in the Mineral Rights pursuant to the Mineral Rights Option Agreement, Temasek is entitled to an annual 2.5% Net Returns Royalty (NSR) from CMIN.  However, if CMIN pays Temasek $2,000,000 within ninety (90) days of its acquisition of a 100% interest in the Mineral Rights, Temasek will only be entitled to an annual NSR of 1.5%.

If CMIN exercises the second, thirty-three percent (33%) option in a timely manner, which would result in its acquisition of a 66% interest in the Mineral Rights, but fails to acquire a 100% interest in the Mineral Rights, CMIN and Temasek will form a 66 % CMIN and 34% Temasek joint venture in which CMIN will be wholly responsible for developing a feasible mining project and all necessary facilities.  In this case, Temasek shall retain a 34% carried interest in the mining rights.  If CMIN does not develop a feasible mining project within three years of the Effective Date, CMIN will be responsible to pay Temasek an advance minimum mining royalty of $500,000 per year, which will be deducted from Temasek's net return royalty.

About Constitution Mining Corp.

Our goal is to locate large-scale, commercially viable gold deposits and continuously increase the amount of gold underlying each of our outstanding shares.  We are interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Our first and most active project is in the Gold Sands region of Peru, where we hold options on 461 square kilometers (178 square miles) of mining property, which we believe is the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion.  For millions of years, the waters of the Santiago and the Marañón rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled a decade ago indicated a potential presence of significant alluvial gold.  The Company is now engaged in a program of pitting and test-mining with the intention to confirm and extend those earlier results and to gather further data for determining the feasibility of large-scale mining of this vast resource.

The implementation of these programs will require the company to secure additional financing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com

On behalf of the Board:

Dr. Michael Stocker – Chairman of the Board
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

Toll Free:        888-475-0070
Direct Dial:     646-755-3352
Email:               Info@ConstitutionMining.com

Disclaimer: This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.